UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2010 (March 22, 2010)

Nyer Medical Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-20175

Florida	01-0469607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13 Water Street, Holliston, MA 01746
 (Address of principal executive offices, including zip code)

(508) 429-8506
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Nyer Medical Group, Inc. (the “Company”) is in the process of the orderly wind down and dissolution of the Company pursuant to the Plan of Dissolution, which is described more fully in the Company’s Proxy Statement dated December 17, 2009, and is expected to be completed approximately 60 days after the date hereof.

On March 22, 2010, pursuant to the Plan of Dissolution, the Board of Directors of the Company approved a record date of May 3, 2010, and a payment date of May 14, 2010, for the liquidating distribution to holders of common stock of the Company as of such record date.  The liquidating distribution is expected to be in the range of $1.84 and $2.00 per share.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements are based on the Company’s present expectations, but these statements and the implications of these statements are not guaranteed to occur and may not occur for various reason.  For example:

This report states that the closing of the Plan of Dissolution is expected to be completed approximately 60 days after the date hereof.  In fact, the closing of the Plan of Dissolution is subject to various conditions and contingencies as are customary in plans of dissolution in the United States.  If these conditions are not satisfied or the specified contingencies occur, the Plan of Dissolution may be delayed or may not be completed.  In addition, this report states the expected range of the liquidating distribution.  The actual amount paid may change based on a number of variables, including any expenses incurred by the Company in connection with the dissolution, changes in the final federal and state income tax liabilities, and changes to the number of shares outstanding at the time of the dissolution.

For these reasons, among others, you should not place undue reliance upon forward looking statements.

Except as required by law, the Company does not assume any obligations to update any forward looking statements as a result of new information, changed circumstances, future events or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nyer Medical Group, Inc.

Date: March 24, 2010	By:	/s/ Mark A. Dumouchel
Mark A. Dumouchel
President and Chief Executive Officer